CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1 of Octavian Global Technologies, Inc. of our report dated June 25, 2008 on our audit of the financial statements of Octavian International Limited and Subsidiaries as of December 31, 2007 and the results of their operations, changes in stockholders' equity and cash flows for each of the two years in the period ended December 31, 2007, included in this form S-1 and the reference to us under the Caption "Experts."

Kabani & Company, Inc.
Los Angeles, California
January 21, 2009